Exhibit 5.1

Asa M. Henin

+1 858 550 6104

ahenin@cooley.com

April 3, 2026

Lyell Immunopharma, Inc.

201 Haskins Way,

South San Francisco, California 94080

Ladies and Gentlemen:

We have acted as counsel to Lyell Immunopharma, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a registration statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), including a related prospectus included in the Registration Statement (the “Prospectus”), covering the registration for resale of up to 1,952,360 shares of the common stock, $0.0001 par value, of the Company (the “Shares”). The Shares were issued by the Company pursuant to that certain Securities Purchase Agreement (the “Agreement”) dated July 24, 2025.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Agreement, the Company’s certificate of incorporation and bylaws, each as currently in effect, and such other records, documents, opinions, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing and in reliance thereon, and subject to the assumption, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

This opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

COOLEY LLP 10265 SCIENCE CENTER DRIVE SAN DIEGO, CA 92121-1117

T: +1 858 550-6000 F: +1 858 550-6420 COOLEY.COM

Lyell Immunopharma, Inc.

April 3, 2026

Page Two

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

COOLEY LLP

By:	/s/ Asa M. Henin
Asa M. Henin

COOLEY LLP 10265 SCIENCE CENTER DRIVE SAN DIEGO, CA 92121-1117

T: +1 858 550-6000 F: +1 858 550-6420 COOLEY.COM